UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Gray Media, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This Amendment No. 1 (this "Amendment") amends the definitive proxy statement furnished in connection with the solicitation of proxies by the Board of Directors of Gray Media, Inc. (the "Company"), filed with the U.S. Securities and Exchange Commission ("SEC") on March 27, 2025 (the "2025 Proxy Statement"). The 2025 Proxy Statement was filed in connection with the Company's 2025 Annual Meeting of Shareholders to be held on May 7, 2025, including any adjournment or postponement thereof (the "Annual Meeting").

This Amendment is intended to clarify, and revises the description on page 20 of the 2025 Proxy Statement of, the approval requirement for, and the effect of abstentions on, "Proposal 2: Approval of the Amendment and Restatement of the 2022 Equity And Incentive Compensation Plan” ("Proposal 2"). As described in the amendments below, Proposal 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of Proposal 2.

This Amendment should be read in conjunction with the Proxy Statement. Except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

The following disclosure amends and restates the first two paragraphs under the heading "Approval of the Amendment and Restatement of the Gray Television, Inc. 2022 Equity and Incentive Compensation Plan - Vote Required; Board of Directors Recommendation " on page 20 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

"Vote Required; Board of Directors Recommendation

You may vote in favor of or against this proposal or you may abstain from voting. Approval of the Amended 2022 Plan requires the affirmative vote of a majority of the ~~voting power of the outstanding shares of our Stock, present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote thereon, assuming the presence of a quorum. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be voted in favor of the approval of the Amended 2022 Plan~~ votes cast in person or by proxy at the 2025 Annual Meeting.

Proposal 2 is a non-routine matter. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on Proposal 2 in order for them to vote your shares so that your vote can be counted. ~~Abstentions will have the same effect as votes~~ “~~against~~” ~~the proposal.~~ Abstentions and broker ~~Broker~~ non-votes will ~~have no effect on the result of the vote, although broker non-votes will be considered present for the purpose of determining the presence of a quorum~~ not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal. If the shareholders do not approve this proposal, the Company may not be able to grant additional equity awards under the 2022 Plan. If the shareholders do not approve this proposal, the 2022 Plan will not be amended but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its shareholders.”

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2025

The Notice and Proxy Statement, this Amendment and the Annual Report are available free of charge on our website at www.graymedia.com under Investor Relations and at www.proxyvote.com.

This Amendment is being filed with the SEC and furnished to shareholders on April 10, 2025.